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Limoneira Expands Productive Agriculture Property By 20%

Enters into Lease Agreements for an Aggregate 1,000 Acres

Santa Paula, CA., January 11, 2012 – On January 6, 2012, Limoneira Company (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights in California, entered into a series of leases for the Sheldon Ranches, which consist of approximately 1,000 acres of productive agriculture property in the San Joaquin Valley of California.  The orchards include approximately 800 acres of citrus and 200 acres of other crops.

The initial lease terms begin January 1, 2012 and are for ten years with options to extend each term for four consecutive five year terms. The leases include provisions for the potential purchase of the property by Limoneira in the future.  Terms of the leases include base rent and participation in operating profits of the leased property.

“We are extremely pleased to become affiliated with the Sheldon Ranches,” commented Harold Edwards, President and Chief Executive Officer of Limoneira.  “The Sheldon Ranches have grown and successfully operated for generations and Limoneira’s involvement provides an opportunity for the Sheldon Family operations to successfully continue for generations to come.  Integrating the Sheldon Ranches into Limoneira’s portfolio of high quality agricultural properties represents another significant growth milestone for our 119 year old company. We are very excited to welcome the Sheldon Family to Limoneira.”

Due to the timing of the growing and harvesting seasons, and because the farming costs associated with the leased property were incurred by the lessor prior to lease commencement, Limoneira will not share in the citrus crop revenue in its fiscal year 2012 ending October 31, 2012.  Fiscal year 2013 and forward operating results on the leased property are expected to be similar on a per acre basis as existing citrus orchard operating results.

“These leases represent an important component of our global growth strategy to acquire productive agriculture acreage and leverage our expertise and existing infrastructure to drive our top line growth and increase our profitability,” stated Alex Teague, Senior Vice President of Limoneira.  “Quality citrus acreage such as the Sheldon properties will be an important addition to our portfolio and will greatly enhance our continued expansion strategy.”

About Limoneira Company

Limoneira Company, a 119-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra), is a dedicated sustainability company with approximately 6,850 acres of rich agricultural lands, real estate properties and water rights in California. The Company is a leading producer of lemons, avocados, oranges, and other specialty crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements.   Actual results may differ materially from those expressed or implied in the forward-looking statements.  Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to:  changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; increased costs from becoming a public company and market and pricing risks due to concentrated ownership of stock.  Other risks and uncertainties include those that are described in Limoneira’s SEC filings, which are available on the SEC’s website at http://www.sec.gov.  Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.